EXHIBIT 99.1

NEWS RELEASE FOR INFORMATION CONTACT: Glimcher Realty Trust 150 East Gay Street Columbus, Ohio 43215 www.glimcher.com

Carolee J. Oertel Manager, Investor Relations coertel@glimcher.com (614) 887-5613

FOR IMMEDIATE RELEASE
TUESDAY, MAY 9, 2006

GLIMCHER REALTY TRUST ELECTS
DAVID M. ARONOWITZ AS TRUSTEE

COLUMBUS, OH—May 9, 2006—Glimcher Realty Trust (NYSE: GRT), today announced that its Board of Trustees has elected David M. Aronowitz to serve as a Class III Trustee, effective May 5, 2006. Mr. Aronowitz is currently the Executive Vice President, General Counsel, and Corporate Secretary of The Scotts Miracle-Gro Company located in Marysville, Ohio.

“We are extremely pleased to have David join our Board of Trustees. The extensive business expertise he brings will enhance our Board,” said Michael P. Glimcher, President and CEO. "David possesses strong and proven leadership abilities and will represent our shareholders with the utmost integrity.”

The term of a Class III Trustee would normally expire at GRT’s 2009 annual meeting of shareholders. However, Mr. Aronowitz will stand for election at GRT’s 2007 annual meeting of shareholders to fill the remaining two-year term of a Class III Trustee.

Mr. Aronowitz has served as Executive Vice President, General Counsel, and Corporate Secretary of Scotts since March 2001. In this role he oversees all company legal matters, nationally and internationally, as well as community relations and governmental affairs. Mr. Aronowitz has been with Scotts since 1998. He received his Bachelor of Arts degree from Haverford College and a Juris Doctorate from The Yale Law School.

Mr. Aronowitz also serves as Vice Chairman of the Board of Trustees of the Columbus Children’s Hospital, as well as a member of the boards of Franklin Park Conservatory and the Center for Child and Family Advocacy. In recent years he and his wife Carol have been increasingly active in their participation and support of the innovative arts programming at the Wexner Center for the Arts. Mr. Aronowitz serves on the board of this multidisciplinary research facility for contemporary art located in Columbus, Ohio.

About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of regional and super-regional malls.

Glimcher Realty Trust’s common shares are listed on the New York stock exchange under the symbol “GRT.” Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT.F” and “GRT.G”, respectively. Glimcher Realty Trust is a component of the Russell 2000 Index, representing small cap stocks, and the Russell 3000 Index, representing the broader market.

Visit Glimcher at: www.glimcher.com

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